Exhibit 99.1

PRESS RELEASE

CONTACT: Brian L. Cantrell Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 400 Tulsa, Oklahoma 74119 (918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Another Quarter of Record Revenues, EBITDA and Net Income Keep ARLP On Track For Eleventh Consecutive Year of Record Financial Performance; Quarterly Cash Distribution Increased 3.5% to $0.955 Per Unit

TULSA, OKLAHOMA, October 28, 2011 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported record financial results for the quarter ended September 30, 2011 (the “2011 Quarter”). Record coal sales volumes and pricing drove revenues in the 2011 Quarter to a record $487.7 million, an increase of 18.8% compared to the quarter ended September 30, 2010 (the “2010 Quarter”). ARLP also posted records in the 2011 Quarter for EBITDA, which increased 28.0% to $152.8 million; net income, which climbed 42.2% to $104.1 million; and net income per basic and diluted partner unit, which increased 45.9% to $2.16 per unit, each as compared to the 2010 Quarter. (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release).

ARLP also announced that the Board of Directors of its managing general partner increased the cash distribution to unitholders for the 2011 Quarter to $0.955 per unit (an annualized rate of $3.82 per unit), payable on November 14, 2011 to all unitholders of record as of the close of trading on November 7, 2011. The announced distribution represents a 15.1% increase over the cash distribution of $0.83 per unit for the 2010 Quarter and a 3.5% increase over the cash distribution of $0.9225 per unit for the second quarter of 2011 (the “Sequential Quarter”).

“ARLP enjoyed another strong quarter on several fronts,” said Joseph W. Craft III, President and Chief Executive Officer. “In addition to posting record financial results, ARLP also continued to build for the future. During the quarter, we sold approximately 28.4 million tons of coal to be delivered over the next five years. We also completed the recently announced transactions with White Oak Resources and began construction of the new Gibson South mine. With record setting performance to date, a solid sales contract portfolio and significant growth on the horizon, ARLP was once again able to deliver another distribution increase to our unitholders.”

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Consolidated Financial Results

Three Months Ended September 30, 2011 Compared to Three Months Ended September 30, 2010

Record coal sales volumes and pricing drove revenues in the 2011 Quarter to a record $487.7 million, an increase of 18.8% compared to the 2010 Quarter. Improved pricing under ARLP’s coal sales contracts and increased pricing of export market sales pushed average coal sales prices in the 2011 Quarter higher by 10.1% to a record $56.89 per ton sold. Coal sales volumes climbed 8.5% in the 2011 Quarter to a record 8.3 million tons on the strength of higher sales volumes, particularly at the River View and Pattiki mines, as well as increased brokerage sales. Production increases at the River View, Pattiki and Gibson North mines contributed to a 9.3% increase in coal production volumes.

The increase in coal production and sales tons contributed to higher operating expenses in the 2011 Quarter, which increased 11.5% to $294.8 million. Operating expenses during the 2011 Quarter were particularly impacted by higher materials and supplies expenses, labor-related expenses, sales-related expenses and maintenance costs. Operating expenses during the 2011 Quarter also reflect increased costs associated with incidental production at the Tunnel Ridge mine development project and higher expenses related to a longwall move at the Mountain View mine.

Depreciation, depletion and amortization increased $2.7 million to $40.3 million in the 2011 Quarter compared to the 2010 Quarter, primarily as a result of capital expenditures related to expansion of production capacity at the River View mine and infrastructure and equipment expenditures at various other operations. In addition, outside coal purchases increased $14.1 million, compared to the 2010 Quarter, due to increased brokerage activity and higher cost per ton of purchased coal.

Nine Months Ended September 30, 2011 Compared to Nine Months Ended September 30, 2010

For the nine months ended September 30, 2011 (the “2011 Period”), ARLP reported records for all major operating and financial metrics. Led by increased production and sales volumes at River View, tons produced climbed 8.4% and tons sold increased 5.4%. Higher coal sales volumes and increased average coal sales prices, which rose $4.87 per ton sold, combined to drive 2011 Period revenues up 14.9% to $1.4 billion. For the 2011 Period, EBITDA increased 20.2% to $441.6 million and net income jumped 27.4% to $297.7 million, or $6.19 of net income per basic and diluted limited partner unit.

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Regional Results and Analysis

(in millions, except per ton data)	2011 Third Quarter	2010 Third Quarter	% Change Quarter / Quarter	2011 Second Quarter	% Change Sequential
Illinois Basin
Tons sold	6.631	6.276	5.7%	6.328	4.8%
Coal sales price per ton (1)	$50.83	$47.67	6.6%	$50.10	1.5%
Segment Adjusted EBITDA Expense per ton (2)	$31.67	$29.51	7.3%	$30.50	3.8%
Segment Adjusted EBITDA (2)	$127.2	$114.2	11.4%	$124.2	2.4%

Central Appalachia
Tons sold	0.616	0.531	16.0%	0.708	(13.0)%
Coal sales price per ton (1)	$79.99	$78.18	2.3%	$80.66	(0.8)%
Segment Adjusted EBITDA Expense per ton (2)	$59.76	$62.52	(4.4)%	$55.85	7.0%
Segment Adjusted EBITDA (2)	$12.5	$8.3	50.6%	$17.6	(29.0)%

Northern Appalachia
Tons sold	0.820	0.837	(2.0)%	0.830	(1.2)%
Coal sales price per ton (1)	$89.89	$64.63	39.1%	$79.92	12.5%
Segment Adjusted EBITDA Expense per ton(2)	$62.07	$55.25	12.3%	$62.12	(0.1)%
Segment Adjusted EBITDA (2)	$23.7	$8.8	169.3%	$15.6	51.9%

Total (3)
Tons sold	8.326	7.676	8.5%	7.890	5.5%
Coal sales price per ton (1)	$56.89	$51.68	10.1%	$56.08	1.4%
Segment Adjusted EBITDA Expense per ton (2)	$37.75	$35.13	7.5%	$36.70	2.9%
Segment Adjusted EBITDA (2)	$166.0	$133.7	24.2%	$159.7	3.9%

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For definitions of Segment Adjusted EBITDA expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.
(3)	Total includes other, corporate and eliminations.

ARLP sold a record 8.3 million tons of coal in the 2011 Quarter, an increase of 8.5% over the 2010 Quarter and 5.5% over the Sequential Quarter. Increased coal sales volumes in the Illinois Basin primarily reflect continued strong sales performance from the River View mine and the resumption of full production at the Pattiki mine earlier this year, as compared to both the 2010 and Sequential Quarters. Increased sales volumes from both the MC Mining and Pontiki mines drove Central Appalachian coal sales volumes higher compared to the 2010 Quarter. Sequentially, challenging geological conditions at the Pontiki mine and the impact of stringent regulatory compliance on productivity contributed to lower Central Appalachian coal sales volumes in the 2011 Quarter. A longwall move at the Mountain View mine resulted in lower Northern Appalachian coal sales volumes in the 2011 Quarter, compared to both the 2010 and Sequential Quarters. Total coal inventories fell to approximately 555,000 tons at the end of the 2011 Quarter, a decrease of approximately 101,000 tons and 279,000 tons from inventories at the end of the 2010 and Sequential Quarters, respectively. ARLP currently anticipates coal inventories to continue to trend lower throughout the balance of this year.

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Compared to the 2010 Quarter, coal prices improved in all of ARLP’s operating regions during the 2011 Quarter. In particular, increased price realizations in Northern Appalachia from coal sold into the high priced export markets drove ARLP’s total average coal sales prices up by 10.1% to a record $56.89 per ton sold. Sequentially, coal sales prices increased 1.4% due primarily to strong export market pricing in the Northern Appalachian region and improved contract pricing in the Illinois Basin region.

Total Segment Adjusted EBITDA Expense per ton in the 2011 Quarter increased 7.5% and 2.9% compared to the 2010 and Sequential Quarters, respectively. Higher total Segment Adjusted EBITDA Expense per ton during the 2011 Quarter reflected the previously discussed increases in consolidated coal sales, coal production and operating expenses, as well as the continuing impact on costs and productivity from increasingly stringent regulatory compliance requirements in all of our operating regions. In the Illinois Basin, increased labor costs and lower coal production and recoveries at the Warrior and Dotiki mines due to difficult mining conditions contributed to higher Segment Adjusted EBITDA Expense per ton in the 2011 Quarter, compared to both the 2010 and Sequential Quarters. In Central Appalachia, Segment Adjusted EBITDA Expense per ton for the 2011 Quarter improved compared to the 2010 Quarter due to the previously discussed increases in coal sales and production at the MC Mining and Pontiki mines. Sequentially, Segment Adjusted EBITDA Expense per ton increased in Central Appalachia due to the previously discussed geologic issues at the Pontiki mine and the impact of seasonal miners’ vacation schedules. Higher Segment Adjusted EBITDA Expense per ton in Northern Appalachia reflects increased cost per ton of purchased coal, the longwall move at the Mountain View mine and expenses related to the Tunnel Ridge mine development project, offset in part by improved coal recoveries compared to the 2010 Quarter.

Outlook

Commenting on Alliance’s outlook Mr. Craft continued, “As mentioned earlier, ARLP continues to build for the future and is focused on growing long term cash flow on a sustainable basis. Near term, we expect 2012 to be another growth year for ARLP. The start up of our new longwall operation at Tunnel Ridge is targeted to add approximately 4.0 million tons of coal sales and production next year and, with our recent contracting efforts, ARLP now has over 90% of anticipated 2012 total coal sales committed at prices above current realizations. Longer term, our new Gibson South mine is currently scheduled to start initial production in 2014, adding another 3.0 – 3.5 million tons once the mine reaches full capacity. In addition, our recent transactions with White Oak are expected to significantly impact ARLP’s cash flows beginning in 2015.”

Based on results to date and current estimates, ARLP continues to anticipate 2011 coal sales in a range of 32.0 to 33.0 million tons, substantially all of which is committed and priced. Beyond 2011, ARLP has secured coal sales commitments for approximately 34.0 million tons, 33.2 million tons and 26.3 million tons in 2012, 2013 and 2014, respectively, of which approximately 7.7 million tons in 2013 and 7.1 million tons in 2014 remain open to market pricing.

ARLP also continues to expect full year results within its previously provided guidance ranges for 2011 revenues, excluding transportation revenues, of $1.80 to $1.85 billion, EBITDA of $550.0 to $585.0 million, and net income of $355.0 to $385.0 million. In addition, based on current schedules for ongoing capital projects, ARLP is anticipating 2011 total capital expenditures, including maintenance capital expenditures, in a range of $420.0 to $475.0 million. (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

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A conference call regarding ARLP’s 2011 Quarter financial results is scheduled for today at 10:00 a.m. Eastern. To participate in the conference call, dial (800) 920-8624 and provide pass code 92749055. International callers should dial (617) 597-5430 and provide the same pass code. Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week. To access the audio replay, dial (888) 286-8010 and provide pass code 39869026. International callers should dial (617) 801-6888 and provide the same pass code.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users. ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the fourth largest coal producer in the eastern United States with mining operations in the Illinois Basin, Northern Appalachian and Central Appalachian coal producing regions. ARLP operates nine mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia and is also constructing new mining complexes in Indiana and West Virginia. In addition, ARLP operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

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The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: changes in competition in coal markets and our ability to respond to such changes; changes in coal prices, which could affect our operating results and cash flows; risks associated with the expansion of our operations and properties; the impact of recent health care legislation; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer

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contracts upon expiration of existing contracts; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; adjustments made in price, volume or terms to existing coal supply agreements; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations, including those related to carbon dioxide emissions, and other factors; legislation, regulatory and court decisions and interpretations thereof, including issues related to climate change and miner health and safety; our productivity levels and margins earned on our coal sales; unexpected changes in raw material costs; unexpected changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments or projections associated with post-mine reclamation and workers? compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers? compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension, black lung benefits and other post-retirement benefit liabilities; coal market’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy, such as natural gas, nuclear energy and renewable fuels; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax credits; and, difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 28, 2011 with the SEC. Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Tons Sold	8,326	7,676	23,754	22,545
Tons Produced	7,644	7,124	23,398	21,585

SALES AND OPERATING REVENUES:
Coal sales	$473,683	$396,655	$1,323,851	$1,146,719
Transportation revenues	7,446	7,111	25,452	25,637
Other sales and operating revenues	6,618	6,682	19,648	19,096

Total revenues	487,747	410,448	1,368,951	1,191,452

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	294,771	264,388	835,006	750,357
Transportation expenses	7,446	7,111	25,452	25,637
Outside coal purchases	19,864	5,736	29,495	12,122
General and administrative	13,276	14,304	38,698	36,633
Depreciation, depletion and amortization	40,275	37,587	117,237	109,560

Total operating expenses	375,632	329,126	1,045,888	934,309

INCOME FROM OPERATIONS	112,115	81,322	323,063	257,143

Interest expense, net	(8,782)	(7,633)	(27,248)	(22,667)
Interest income	83	47	275	146
Other income	360	460	1,340	614

INCOME BEFORE INCOME TAXES	103,776	74,196	297,430	235,236
INCOME TAX EXPENSE (BENEFIT)	(317)	995	(221)	1,586

NET INCOME	$104,093	$73,201	$297,651	$233,650

GENERAL PARTNERS’ INTEREST IN NET INCOME	$23,474	$18,416	$66,688	$53,415

LIMITED PARTNERS’ INTEREST IN NET INCOME	$80,619	$54,785	$230,963	$180,235

BASIC AND DILUTED NET INCOME PER LIMITED PARTNER UNIT	$2.16	$1.48	$6.19	$4.86

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$0.9225	$0.81	$2.6725	$2.375

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	36,775,741	36,716,855	36,766,897	36,708,266

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	September 30, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$307,177	$339,562
Trade receivables	144,201	112,942
Other receivables	2,336	2,537
Due from affiliates	116	1,912
Inventories	45,835	31,548
Advance royalties	4,812	4,812
Prepaid expenses and other assets	1,582	10,024

Total current assets	506,059	503,337

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	1,838,660	1,598,130
Less accumulated depreciation, depletion and amortization	(750,586)	(648,883)

Total property, plant and equipment, net	1,088,074	949,247

OTHER ASSETS:
Advance royalties	30,740	27,439
Equity investments in affiliates	37,119	—
Other long-term assets	17,173	21,255

Total other assets	85,032	48,694

TOTAL ASSETS	$1,679,165	$1,501,278

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$86,425	$63,339
Due to affiliates	514	573
Accrued taxes other than income taxes	18,073	13,901
Accrued payroll and related expenses	37,405	30,773
Accrued interest	6,644	2,491
Workers’ compensation and pneumoconiosis benefits	8,521	8,518
Current capital lease obligations	724	295
Other current liabilities	18,529	16,715
Current maturities, long-term debt	18,000	18,000

Total current liabilities	194,835	154,605

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	686,000	704,000
Pneumoconiosis benefits	49,106	45,039
Accrued pension benefit	10,489	13,296
Workers’ compensation	70,619	59,796
Asset retirement obligations	56,655	56,045
Due to affiliates	—	1,954
Long-term capital lease obligations	2,666	165
Other liabilities	3,568	10,595

Total long-term liabilities	879,103	890,890

Total liabilities	1,073,938	1,045,495

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Alliance Resource Partners, L.P. (“ARLP”) Partners’ Capital:
Limited Partners—Common Unitholders 36,775,741 and 36,716,855 units outstanding, respectively	904,873	761,875
General Partners’ deficit	(281,124)	(287,371)
Accumulated other comprehensive loss	(18,522)	(18,721)

Total Partners’ Capital	605,227	455,783

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$1,679,165	$1,501,278

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2011	2010
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$432,336	$394,243

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(216,308)	(233,773)
Changes in accounts payable and accrued liabilities	511	(6,298)
Proceeds from sale of property, plant and equipment	465	353
Purchase of equity investment in affiliate	(35,700)	—
Payment for acquisition of coal reserves	(33,841)	—
Receipts of prior advances on Gibson rail project	810	1,597

Net cash used in investing activities	(284,063)	(238,121)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facilities	—	95,000
Payments under revolving credit facilities	—	(95,000)
Payments on capital lease obligations	(595)	(242)
Payment on long-term debt	(18,000)	(18,000)
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(2,324)	(1,265)
Cash contributions by General Partners	87	43
Distributions paid to Partners	(159,826)	(137,646)

Net cash used in financing activities	(180,658)	(157,110)

EFFECT OF CURRENCY TRANSLATION ON CASH	—	(274)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(32,385)	(1,262)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	339,562	21,556

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$307,177	$20,294

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Reconciliation of GAAP “Cash Flows Provided by Operating Activities” to non-GAAP “EBITDA” and Reconciliation of non-GAAP “EBITDA” to GAAP “Net Income” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes and depreciation, depletion and amortization. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,	Year Ended December 31,
	2011	2010	2011	2010	2011	2011E Midpoint
Cash flows provided by operating activities	$170,951	$135,376	$432,336	$394,243	$140,537	$539,000
Non-cash compensation expense	(1,682)	(1,047)	(4,597)	(2,941)	(1,577)	(6,700)
Asset retirement obligations	(637)	(644)	(1,910)	(1,936)	(637)	(2,500)
Coal inventory adjustment to market	1,302	215	(63)	(819)	(330)	—
Loss on retirement of damaged vertical hoist conveyor equipment	—	—	—	(1,204)	—	—
Net loss on foreign currency exchange	—	59	—	(274)	—	—
Net loss on sale of property, plant and equipment	205	12	(371)	(58)	(507)	—
Other	643	(151)	190	(422)	(230)	—
Net effect of working capital changes	(26,414)	(23,032)	(10,697)	(43,379)	22	1,600
Interest expense, net	8,699	7,586	26,973	22,521	9,069	35,700
Income tax expense (benefit)	(317)	995	(221)	1,586	325	400

EBITDA	152,750	119,369	441,640	367,317	146,672	567,500
Depreciation, depletion and amortization	(40,275)	(37,587)	(117,237)	(109,560)	(39,100)	(161,400)
Interest expense, net	(8,699)	(7,586)	(26,973)	(22,521)	(9,069)	(35,700)
Income tax (expense) benefit	317	(995)	221	(1,586)	(325)	(400)

Net income	$104,093	$73,201	$297,651	$233,650	$98,178	$370,000

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousand, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, outside coal purchases and other income divided by tons sold. Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues. Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to

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assess the operating performance of our segments. Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues. The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses. Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended September 30,		Three Months Ended June 30,
	2011	2010	2011
Operating expense	$294,771	$264,388	$284,117
Outside coal purchases	19,864	5,736	5,842
Other income	(360)	(460)	(393)

Segment Adjusted EBITDA Expense	$314,275	$269,664	$289,566
Divided by tons sold	8,326	7,676	7,890

Segment Adjusted EBITDA Expense per ton	$37.75	$35.13	$36.70

Segment Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization and general and administrative expenses.

	Three Months Ended September 30,		Three Months Ended June 30,
	2011	2010	2011
EBITDA (See reconciliation to GAAP above)	$152,750	$119,369	$146,672
General and administrative	13,276	14,304	13,002

Segment Adjusted EBITDA	$166,026	$133,673	$159,674

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